Price Waterhouse LLP





March 3, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Macheezmo Mouse Restaurants, Inc.

Ladies and Gentlemen:

We have read Item 4 of Macheezmo Mouse Restaurants, Inc.'s Form 8-K dated February 27, 1998 and are agreement with the statements contained in paragraph 4(a) therein.

Very truly yours,

PRICE WATERHOUSE LLP

Price Waterhouse LLP